PROMISSORY NOTE

DATE: JULY 15, 2009

PLACE: SASKATOON, SK

MATURITY DATE: ON DEMAND

FOR VALUE RECEIVED, Acrongenomics, Inc., promise to pay on demand to Ron and Johanne Lizée ("Lenders") at 60 Casa Rio Lane, Casa Rio, SK S7T 1B6, or as otherwise directed, the principal sum of One Hundred and Fifty Thousand Dollars ($150,000) USD, together with interest thereon at a rate equal to Ten (10%) percent per annum compounded monthly, until the balance of principal and interest outstanding shall be paid in full. The borrower agrees to pay the interest on the note on a monthly basis.

A fee of 5.0% ($7,500 USD) will be paid by Acrongenomics, Inc. to cover costs incurred by the Lenders to obtain funds.

The Promissory Note is to be repaid in Canadian dollars no less than the amount payable in US dollars multiplied by 1.27.

Interest shall accrue and be payable before and after maturity and before and after default and before and after judgment, with interest on overdue at the same rate as aforesaid, plus any applicable penalty fee.

Provided that in the event of default hereunder Ron and Johanne Lizée may, in their sole discretion, make notice and demand the whole or any part of the principal and interest secured hereby, to be immediately due and payable.

As security for the loan, the undersigned agrees to provide:

- Signed security documents to provide the Lenders with sufficient security of the assets owned by Acrongenomics, Inc. to cover the value of both outstanding promissory notes with the Lenders; the initial promissory note dated June 12, 2008 in the amount of $394,136 USD and this new current promissory note dated July 15, 2009 in the amount of $150,000 USD.

<u>Option:</u> The Lenders will have option to convert any amount outstanding under this Promissory Note until paid into units of the Company at $0.40 per unit. Each unit will consist of one share, and one full common share purchase warrant. Each Warrant is exercisable for two (2) years from the date of conversion for one additional Share (a "Warrant Share") at a price of $0.75 US per Warrant Share. A commission of 10% payable in cash or units on the total amount of the equity units, once funds are converted to shares.

The undersigned hereby waive presentment, notice of dishonor, protest and notice of protest on this note.

DATED effective the 15th of July 2009.

The Directors' have signed and have accepted the above on behalf of Acrongenomics, Inc.

Per: /S/ Platon Tzouvalis
Platon Tzouvalis

Per: /S/ Evan Manolis
Evan Manolis

Per: /S/ Manos Topoglidis
Manos Topoglidis